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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number: 001-12315
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                               Skyline Chili, Inc.
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             (Exact name of registrant as specified in its charter)

          4180 Thunderbird Lane, Fairfield, Ohio 45014, (513) 874-1188
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, No Par Value
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           (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)    [ ]
               Rule 12g-4(a)(1)(ii)     [ ]
               Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)     [ ]
               Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b(2)(ii)     [ ]
               Rule 12h-3(b)(1)(i)      [X]       Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date:

                                        8
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         Pursuant to the requirements of the Securities Exchange Act of 1934
Skyline Chili, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                  SKYLINE CHILI, INC.


Date: April 29, 1998              By:  /s/ Jeffry W. Shelton
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                                       Jeffry W. Shelton, Corporate Vice
                                       President - Finance and Chief Financial
                                       Officer